Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 27, 2009 (June 8, 2009 as to the retrospective presentation of enhanced derivative disclosures in Note 6 and the reclassification of segment information as described in Note 20) relating to the financial statements of MetroPCS Communications, Inc. (the Company) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for fair value measurements of financial assets and liabilities as of January 1, 2008 and for uncertainty in income taxes as of January 1, 2007) appearing in the Current Report on Form 8-K dated June 9, 2009 and our report dated February 27, 2008 on the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K for the year ended December 31, 2008, and to the reference to us under the headings “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, Texas

June 18, 2009